The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
Citigroup Inc.	SUBJECT TO COMPLETION, DATED OCTOBER 12, 2015	October----, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0716 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September----, 2020

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the S&P 500® Index and the Russell 2000® Index from its initial index level to its final index level.
▪	Potential for positive return, subject to cap. The securities offer the potential for a positive return at maturity so long as the final index level of the worst performing index is at least 90% of its initial index level. If the final index level of the worst performing index is:

o	between 90% and 105% of its initial index level, you will receive a positive return at maturity that will be between 0% and 5% of the stated principal amount;
o	between 105% and 115% of its initial index level, you will participate on a 1-to-1 basis in the appreciation of the worst performing index from its initial index level; or
o	greater than 115% of its initial index level, you will have 1-to-1 participation in the first 15% of the appreciation of the worst performing index from its initial index level and leveraged participation in the appreciation of the worst performing index beyond 15%, subject to the maximum payment at maturity specified below.

▪	Limited buffer. The securities offer a 30% buffer against potential depreciation of the worst performing index. If the final index level of the worst performing index is less than 90% but greater than 70% of its initial index level, you will not receive a positive return but will be repaid your stated principal amount at maturity.
▪	Risk of loss. If the final index level of the worst performing index is less than 70% of its initial index level, you will lose 1% of your stated principal amount for every 1% by which the depreciation of the worst performing index exceeds the 30% buffer.
▪	In exchange for the potential to outperform the worst performing index in certain upside scenarios and the limited buffer in a downside scenario, investors in the securities must be willing to forgo participation in any appreciation of the worst performing index beyond the maximum total return at maturity and any dividends that may be paid on the stocks that constitute either underlying index.
▪	Your return on the securities will depend solely on the performance of the worst performing index. You will not benefit in any way from the performance of the better performing index. You may incur a significant loss on your investment in the securities if either underlying index performs poorly, even if the other performs favorably.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying indices:	The S&P 500® Index (ticker symbol: “SPX”) and the Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	October , 2015 (expected to be October 12, 2015)
Issue date:	October , 2015 (three business days after the pricing date)
Valuation date:	September , 2020 (expected to be September 22, 2020), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to either underlying index
Maturity date:	September , 2020 (expected to be September 25, 2020)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount in U.S. dollars determined as follows:

▪  If the final index level of the worst performing index is greater than 115% of its initial index level:

$1,150 + [$1,000 × (worst index performance factor – 115%) × leverage factor)], subject to the maximum payment at maturity

▪  If the final index level of the worst performing index is greater than or equal to 105% but less than or equal to 115% of its initial index level:

$1,000 × worst index performance factor

▪  If the final index level of the worst performing index is greater than 90% but less than 105% of its initial index level:

$1,000 + [$1,000 × (worst index performance factor – 90%) × 0.3333]

▪  If the final index level of the worst performing index is less than or equal to 90% but greater than or equal to 70% of its initial index level:

$1,000

▪  If the final index level of the worst performing index is less than 70% of its initial index level:

$1,000 × (worst index performance factor + 30%)

Initial index level:	For the S&P 500® Index, (its closing level on the pricing date); and for the Russell 2000® Index, (its closing level on the pricing date)
Final index level:	For each underlying index, its closing level on the valuation date
Leverage factor:	3.23 to 3.30, to be determined on the pricing date. Applies only to the extent the worst performing index appreciates by more than 15%.
Maximum payment at maturity:	$1,635 to $1,645 per security (equal to a maximum total return at maturity of 63.5% to 64.5%), to be determined on the pricing date
Worst performing index:	The underlying index with the lowest index performance factor
Index performance factor:	For each underlying index, its final index level divided by its initial index level, expressed as a percentage
Worst index performance factor:	The index performance factor of the worst performing index
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298C3L0 / US17298C3L00
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $930.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-03 dated November 13, 2013                    Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level of the worst performing index. Your return on the securities will depend solely on the performance of the worst performing index. You will not benefit in any way from the performance of the better performing index. The diagram and examples below are based on a hypothetical maximum payment at maturity of $1,635 per security (equal to a maximum total return at maturity of 63.50%) and a hypothetical leverage factor of 3.23.

Investors in the securities will not receive any dividends on the stocks that constitute either underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— Investing in the securities is not equivalent to investing in the underlying indices” below.

Buffer Securities Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Index

October 2015	PS-2

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

Your actual payment at maturity per security will depend on the actual maximum payment at maturity and the actual leverage factor, each of which will be determined on the pricing date, and the actual final index level of the worst performing index. The examples below illustrate how your payment at maturity will depend on the final index level of the worst performing index. The examples are based on the hypothetical initial index levels and final index levels specified below.

Example 1—Final Index Level of Worst Performing Index Is Greater Than 130% of Its Initial Index Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance Factor
S&P 500® Index	2,000.00	3,600.00	180%
Russell 2000® Index*	1,100.00	1,870.00	170%

* Worst performing index in this example

In this example, because the final index level of the worst performing index is greater than 115% of its initial index level, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,150 + [$1,000 × (worst index performance factor – 115%) × leverage factor)], subject to the maximum payment at maturity of $1,635.00 per security

= $1,150 + [$1,000 × (170% – 115%) × 3.23], subject to the maximum payment at maturity of $1,635.00 per security

= $1,150 + [$1,000 × 55% × 3.23], subject to the maximum payment at maturity of $1,635.00 per security

= $1,150 + $1,776.50, subject to the maximum payment at maturity of $1,635.00 per security

= $1,635.00

In this example, because the final index level of the worst performing index is greater than 130% of its initial index level, your payment at maturity on the securities would be limited to the maximum payment at maturity. Your payment at maturity will be limited to the maximum payment at maturity in any scenario in which the final index level of the worst performing index exceeds 130% of its initial index level. In this example, your return on the securities would be limited to the maximum total return at maturity of 63.50% and would be less than the return that could have been achieved on a direct investment in the worst performing index.

Example 2—Final Index Level of Worst Performing Index Is Between 115% and 130% of Its Initial Index Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance Factor
S&P 500® Index*	2,000.00	2,400.00	120%
Russell 2000® Index	1,100.00	1,650.00	150%

* Worst performing index in this example

In this example, because the final index level of the worst performing index is greater than 115% of its initial index level, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,150 + [$1,000 × (worst index performance factor – 115%) × 3.23], subject to the maximum payment at maturity of $1,635.00 per security

= $1,150 + [$1,000 × (120% – 115%) × 3.23], subject to the maximum payment at maturity of $1,635.00 per security

= $1,150 + [$1,000 × 5% × 3.23], subject to the maximum payment at maturity of $1,635.00 per security

= $1,150 + $161.50, subject to the maximum payment at maturity of $1,635.00 per security

= $1,311.50

In this example, because the final index level of the worst performing index is greater than 115% of its initial index level, you would participate on a 1-to-1 basis in the appreciation of the worst performing index up to 15% and on a leveraged basis (based on the leverage factor) in the appreciation beyond 15%. The leveraged participation applies only to the portion of the appreciation exceeding 15%. In this example, the worst performing index has appreciated by 20% from its initial index level, and you would participate on a 1-to-1 basis in the appreciation up to 15% and on a leveraged 3.23-to-1 basis in the 5 percentage points by which 20% exceeds 15%. You would receive a total return at maturity on the securities in this example of 31.15%, for an overall leveraged participation rate (viewed relative to the 20% appreciation from the initial index level of the worst performing index) of 155.75%.

October 2015	PS-3

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

Example 3—Final Index Level of Worst Performing Index Is Between 105% and 115% of Its Initial Index Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance Factor
S&P 500® Index*	2,000.00	2,200.00	110%
Russell 2000® Index	1,100.00	1,375.00	125%

* Worst performing index in this example

In this example, because the final index level of the worst performing index is greater than 105% of its initial index level but less than 110% of its initial index level, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 × worst index performance factor

= $1,000 × 110%

= $1,100

In this example, the worst performing index has appreciated by 10% from its initial index level to its final index level, and you would receive a total return at maturity on the securities of 10%. As this example illustrates, if the final index level of the worst performing index is between 105% and 115% of its initial index level, you would participate on a 1-to-1 basis in the appreciation of the worst performing index.

Example 4—Final Index Level of Worst Performing Index Is Between 90% and 105% of Its Initial Index Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance Factor
S&P 500® Index	2,000.00	2,100.00	105%
Russell 2000® Index*	1,100.00	1,045.00	95%

* Worst performing index in this example

In this example, because the final index level of the worst performing index is between 90% and 105% of its initial index level, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + [$1,000 × (worst index performance factor – 90%) × 0.3333]

= $1,000 + [$1,000 × (95% – 90%) × 0.3333]

= $1,000 + [$1,000 × 5% × 0.3333]

= $1,000 + $16.665

= $1,016.665

In this example, the worst index performance factor exceeds 90% by 5 percentage points, and you would receive a total return at maturity of 1.67%, which is one-third of 5%. In any scenario in which the final index level of the worst performing index is between 90% and 105% of its initial index level, you would receive a total return at maturity equal to one-third of the number of percentage points by which the worst index performance factor exceeds 90%.

Example 5—Final Index Level of Worst Performing Index Is Between 70% and 90% of Its Initial Index Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance Factor
S&P 500® Index	2,000.00	1,700.00	85%
Russell 2000® Index*	1,100.00	880.00	80%

* Worst performing index in this example

In this example, because the final index level of the worst performing index is between 70% and 90% of its initial index level, you would receive a payment at maturity of $1,000 per security. In this scenario, you would be repaid your stated principal amount at maturity but would not receive a positive return on your investment.

October 2015	PS-4

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

Example 6—Final Index Level of Worst Performing Index Is Less Than 70% of Its Initial Index Level

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance Factor
S&P 500® Index*	2,000.00	600.00	30%
Russell 2000® Index	1,100.00	1,265.00	115%

* Worst performing index in this example

In this example, because the final index level of the worst performing index is less than 70% of its initial index level, your payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 × (worst index performance factor + 30%)

= $1,000 × (30% + 30%)

= $1,000 × 60%

= $600.00

In this example, because the worst performing index has depreciated by more than the 30% buffer amount, you would incur a loss on your investment and would lose 1% for every 1% by which that depreciation exceeds the buffer amount. As this example illustrates, you may incur a significant loss on your investment in the securities if the worst performing index depreciates by more than the buffer amount, even if the better performing index has favorable performance. You will not benefit in any way from the performance of the better performing index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with each underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose up to 70.00% of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing index. If the worst performing index depreciates by more than 30%, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds 30%.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum total return at maturity of 63.50% to 64.50%, which results from the maximum payment at maturity of $1,635 to $1,645 per security. The actual maximum payment at maturity will be determined on the pricing date. Because of the maximum payment at maturity, any increase in the final index level of the worst performing index over its initial index level by more than 30% will not increase your return on the securities and will reduce the effective leveraged participation that the securities provide in the extent of any appreciation beyond 15%.

▪	The securities are subject to the risks of both underlying indices and will be negatively affected if either performs poorly, even if the other performs well. You are subject to risks associated with both underlying indices. If either underlying index performs poorly, you will be negatively affected, even if the other underlying index performs well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing index.

▪	You will not benefit in any way from the performance of the better performing index. The return on the securities depends solely on the performance of the worst performing index, and you will not benefit in any way from the performance of the better performing index. The securities may underperform a similar investment in both of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better

October 2015	PS-5

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

performing index would be blended with the performance of the worst performing index, resulting in a better return than the return of the worst performing index.

▪	You will be subject to risks relating to the relationship between the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that one or the other of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying index that is not the worst performing index is not relevant to your return on the securities at maturity. It is impossible to predict what the relationship between the underlying indices will be over the term of the securities. One underlying index represents small capitalization stocks in the United States and the other represents large capitalization stocks in the United States. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities offer leveraged upside participation only to the extent that the worst performing index appreciates beyond 15% (subject to the maximum payment at maturity). If the final index level of the worst performing index is greater than 115% of its initial index level, you will participate on a 1-to-1 basis in the appreciation up to 15% and on a leveraged basis only in the appreciation beyond 15%. Because the leverage factor will apply only to the portion of the appreciation that is beyond 15%, the overall leverage, when viewed relative to the full appreciation of the worst performing index from its initial index level, will be less than the leverage factor. For example, if the final index level of the worst performing index is only slightly greater than 115% of its initial index level, your payment at maturity will reflect 1-to-1 participation in the appreciation up to 15% and leveraged participation at the leverage factor only in the slight appreciation beyond 15%, for an overall leveraged exposure that is only slightly greater than 1-to-1.

If the final index level of the worst performing index is between 105% and 115% of its initial index level, the securities offer 1-to-1 participation in that appreciation, with no leverage. When forgone dividends are taken into account, an investment in the securities will underperform a direct investment in the worst performing index in this scenario.

▪	Investing in the securities is not equivalent to investing in the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index. In addition, your potential total return on the securities at maturity is limited by the maximum payment at maturity. If the worst performing index appreciates by more than the maximum total return at maturity on the securities, the securities will underperform a direct investment in the worst performing index. When any dividends paid on the stocks that constitute the worst performing index are taken into account, the securities may underperform a direct investment in the worst performing index even if the worst performing index appreciates by less than the maximum total return at maturity or depreciates in certain scenarios, because holders of the securities will not receive those dividends.

▪	Your payment at maturity depends on the closing levels of the underlying indices on a single day. Because your payment at maturity depends on the closing levels of the underlying indices solely on the valuation date, you are subject to the risk that the closing levels of the underlying indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the stocks that constitute the underlying indices or in another instrument linked to the underlying indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying indices, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if

October 2015	PS-6

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of either underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or the stocks that constitute the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked

October 2015	PS-7

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

to the underlying indices. These and other activities of our affiliates may affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	The levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying indices or in instruments related to the underlying indices and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of either underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to either underlying index may affect the value of your securities. S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute either underlying index or make other methodological changes that could affect the level of either underlying index. S&P Dow Jones Indices LLC or Russell Investment Group may discontinue or suspend calculation or publication of either underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2015	PS-8

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

Information About the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on October 7, 2015 was 1,995.83.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 4, 2010 to October 7, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 4, 2010 to October 7, 2015

October 2015	PS-9

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell Indices—License with Russell” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on October 7, 2015 was 1,152.604.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 4, 2010 to October 7, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 4, 2010 to October 7, 2015

October 2015	PS-10

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations will not apply to the securities assuming there is no significant modification to the securities’ terms that results in a deemed exchange of the securities for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities and to the payment of gross proceeds of a disposition (including a retirement) of the securities. However, under a recent IRS notice, withholding under “FATCA” will apply to payments of gross proceeds (other than any amount treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of FATCA to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers a fixed selling

October 2015	PS-11

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due September---, 2020

concession of $10.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $10.00 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

October 2015	PS-12